Exhibit 10-39
SUPER- PRIORITY DIP NOTE

$2,000,000	New York, New York
Issue Date: April 3, 2008
          FOR VALUE RECEIVED, the undersigned, Lexington Precision Corporation and Lexington Rubber Group, Inc., each a Delaware corporation and a debtor in possession (collectively, the “Debtors”), hereby jointly and severally and unconditionally promise to pay to the order of Lubin Partners, LLC, a Delaware limited liability company, William B. Connor and ORA Associates, LLC, a New York limited liability company (collectively, the “Holders”), the aggregate principal sum of Two Million Dollars ($2,000,000), to be allocated among the Holders as follows:

Lubin Partners, LLC	$1,000,000
William B. Connor	$750,000
ORA Associates, LLC	$250,000
          1. Payment of Principal and Interest. The principal amount of this Note shall be paid on the earliest of (i) the one year anniversary of the Petition Date, (ii) the effective date of a confirmed chapter 11 plan of reorganization in the Chapter 11 Cases,1 (iii) the conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iv) the appointment of a chapter 11 trustee in any of the Chapter 11 Cases or the appointment of an examiner with expanded powers to operate or manage the financial affairs, the business or the reorganization of any Debtor and (v) the date of acceleration by the Holders pursuant to Section 7 hereof (such date, the “Stated Maturity Date”). The Debtors also promise to pay interest on this Note on the first business day of each month (in arrears) and upon the date this Note matures or otherwise becomes due and payable at the rate of LIBOR plus 7% per annum with a LIBOR floor of 3% per annum (computed on the basis of a 360 day year for the actual number of days lapsed); provided that any principal amount not paid when due, and to the extent permitted by applicable law, any interest not paid when due, in each case whether at Stated Maturity Date, by required prepayment, declaration, acceleration or demand or otherwise (both before as well as after judgment), shall bear interest payable upon demand at the rate that is 2% per annum in excess of the rate of interest otherwise payable upon this Note. All payments hereunder, including any prepayment, shall be made to the Holders on a pro rata basis based on the respective principal amounts owed to each Holder.
          2. Optional Prepayment. Debtors shall have the right at any time or from time to time and without premium or penalty, to voluntarily prepay all or any portion of this Note. Each prepayment shall be accompanied by the payment of accrued

[1]	Capitalized terms used but not otherwise defined shall have the meanings ascribed to such terms in Section 9 hereof.

and unpaid interest on the amount being prepaid, through the date of prepayment. Any amounts prepaid hereunder may not be reborrowed.
          3. Lender Fee. Pursuant to the Interim Order, the Debtors shall pay to the Holders a fee in cash in the aggregate amount of $40,000, to be allocated to the Holders pro rata based upon their funding commitment.
          4. Use of Proceeds. The proceeds of this Note shall be used by the Debtors to the extent Cash Collateral (as defined in the Interim Order and Final Borrowing Order) is insufficient to fund working capital requirements and general corporate purposes relating to the Debtors’ post-petition operations and for other expenditures as authorized in the Interim Order, the Final Borrowing Order or as otherwise authorized by the Bankruptcy Court; provided that no portion of the proceeds shall be used, directly or indirectly, to (a) finance or make any payment or prepayment to any Person with respect to a Prepetition Indebtedness unless authorized by an order of the Bankruptcy Court; or (b) finance in any way any investigation, adversary action, suit, arbitration, proceeding or other litigation of any type against the Holders. The Debtors shall use the entire amount of the proceeds in accordance with this Section 4; provided, however, that nothing herein shall in any way prejudice the Holders from objecting, for any reason, to any requests, motions or applications made in the Bankruptcy Court, including any applications for interim or final allowances of compensation for services rendered or reimbursement of expenses incurred under Sections 105(a), 330 or 331 of the Bankruptcy Code, by any party in interest; and provided, further, that Debtor shall not use the proceeds for any purpose that is prohibited under the Bankruptcy Code. The proceeds of this Note shall be deposited and held in a new bank account at a bank that has been approved by the Office of the United States Trustee for the Southern District of New York as an authorized bank depository (the “DIP Account”) as described in the Interim Order and the Final Borrowing Order and no other funds or cash collateral of the Debtors shall be co-mingled with the proceeds of this Note or deposited in the DIP Account.
          5. Superpriority Nature of Obligations. All obligations of the Debtors under this Note (including the obligation to pay principal, interest, fees, costs, charges, commissions and expenses) shall be paid as provided herein when due, without defense, offset, reduction or counterclaim, and shall constitute allowed claims to the full extent thereof against the Debtors arising under Section 364(c)(1) of the Bankruptcy Code, and senior to any and all other claims, including, without limitation, all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code; provided, however, that notwithstanding the foregoing, the DIP Super-Priority Claim shall be junior, subordinate, and subject to the Adequate Protection Claim, the Prepetition Senior Secured Debt, the Senior Lender Prepetition Liens, the Carve-Out, and the Adequate Protection Lien (all as defined in the Interim Order and the Final Borrowing Order). Subject to the Carve-Out, the Adequate Protection Liens (as defined in the Interim Order and the Final Borrowing Order), the Prepetition Senior Secured Debt (as defined in the Interim Order and the Final

Borrowing Order) and the Adequate Protection Claim (as defined in the Interim Order and the Final Borrowing Order), the DIP Super-Priority Claim will at all times be senior to any unsecured claims of any creditor or other entity in this and any subsequent case under the Bankruptcy Code. With the exception of the Carve-Out, the Adequate Protection Liens, the Prepetition Senior Secured Debt, and the Adequate Protection Claim, no cost or expense of administration or any claims in this case, including those resulting from or incurred after any conversion of this case pursuant to Section 1112 of the Bankruptcy Code shall rank prior to, or on parity with, the DIP Super-Priority Claims.
          6. Covenants. Each of the Debtors covenant and agree that until this Note is paid in full, neither of the Debtors shall, without the prior written consent of the Required Holders:
          (a) Asset Sales. enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, other than sales of inventory and equipment in the ordinary course of business and sales of obsolete equipment or equipment that is no longer required in the business;
          (b) Chapter 11 Claims. incur, create, assume, suffer or permit any claim or encumbrance against it or any of its property or assets in any Chapter 11 Case (other than the Existing Secured Claims, the Carve-Out, the Adequate Protection Claim, and the Insurance Premium Financing) to be pari passu with or senior to the claims of the Holders against such Debtor in respect of the obligations hereunder, or apply to the Bankruptcy Court for authority to do so; or
          (c) Limitation on Payments Related to Prepetition Obligations. (i) make any payment or prepayment on or redemption or acquisition for value of any Prepetition Indebtedness or other pre-Petition Date obligations of such Debtor, (ii) pay any interest on any Prepetition Indebtedness of such Debtor, including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due (whether in cash, in kind, in securities or otherwise), or (iii) make any payment or create or permit any lien pursuant to Section 361 of the Bankruptcy Code (other than the Adequate Protection Liens (as such term is defined in the Interim Order and the Final Borrowing Order), or apply to the Bankruptcy Court for the authority to do any of the foregoing; provided that the Debtors may make payments as permitted in the Interim Order, the Final Borrowing Order, or as authorized in any other order of the Bankruptcy Court, including, for example, making Adequate Protection Payments (as such term is defined in the Interim Order and the Final Borrowing Order).
          7. Events of Default. Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to, or order from, the

Bankruptcy Court, if any of the following conditions or events (“Events of Default”) shall occur:
          (a) Failure to Make Payments When Due. Failure by the Debtors to pay any installment of principal on this Note when due or pay any installment of interest within 3 business days of when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure by the Debtors to pay any fee or any other amount due under this Note within three days after the date due;
          (b) Chapter 11 Cases. With respect to the Chapter 11 Cases, (i) the entry of an order authorizing any Debtor in any of the Chapter 11 Cases to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code (other than Insurance Premium Financing, as defined in the Interim Order and the Final Borrowing Order); (ii) the appointment of an interim or permanent trustee in any of the Chapter 11 Cases or the appointment of an examiner in any of the Chapter 11 Cases with expanded powers to operate or manage the financial affairs, the business, or the reorganization of any Debtor; (iii) the dismissal of any of the Chapter 11 Cases, or the conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (iv) the entry of an order granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (a) to allow any creditor to execute upon or enforce a lien on any material portion of the property or assets of any Debtor or (b) with respect to any lien of, or the granting of any lien on any other property or assets of any Debtor to, any state or local environmental or regulatory agency or authority, but only to the extent that it would have a Material Adverse Effect; (v) exercise of rights by the Prepetition Senior Lenders (as defined in the Interim Order and the Final Borrowing Order) pursuant to Paragraph 13 of the Interim Order and the corresponding paragraph of the Final Borrowing Order against the Senior Lender Prepetition Collateral and/or the other collateral in which Adequate Protection Liens were granted to the Prepetition Senior Lenders; (vi) the entry of an order amending, supplementing, staying, vacating or otherwise modifying any of the Interim Order, the Final Borrowing Order or this Note or any of the Holders’ rights, benefits, privileges or remedies under the Interim Order, the Final Borrowing Order or this Note; (vii) the entry of an order consolidating or combining any Debtor with any other Person (other than another Debtor); (viii) an order shall be entered approving, or the Debtor shall have consented to, any claim or administrative expense claim (other than the Carve-Out and the Adequate Protection Claim) having any priority over, or being pari passu to the super-priority administrative expense claim of the obligations under this Note; or (ix) use of the proceeds of this Note for any purpose that is prohibited under Section 6(c) hereof;
          (c) The Final Borrowing Order. The Bankruptcy Court shall fail to enter the Final Borrowing Order on or prior to the date that is 30 days after entry of the Interim Order;

          (d) Default. Any Debtor shall default in the due performance or observance by it of any term, covenant or agreement contained in this Note or any term or agreement relating to this Note that is contained in the Interim Order or the Final Borrowing Order, and such default shall continue for a period of 5 days after receipt by the Debtors of notice from the Holders of such default; or
          (e) Judgments. (i) Any money judgment, writ or warrant of attachment or similar process as to post-Petition Date liability or debt (a) in any individual case an amount in excess of $50,000 or (b) in the aggregate at any time an amount in excess of $250,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Debtors or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days; or (ii) any non-monetary judgment or order with respect to a post-Petition Date event shall be rendered against any Debtor that would reasonably be expected to result in a Material Adverse Effect and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days.
          (f) Use of Proceeds. Funds or Cash Collateral (as defined in the Interim Order and Final Borrowing Order) are co-mingled with the proceeds of this Note in the DIP Account or proceeds of this Note are used in a manner prohibited by this Note.
Upon the occurrence and during the continuance of any Event of Default, the Holders may (notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to, or order from, the Bankruptcy Court) by written notice to the Debtors declare (i) the unpaid principal amount of and accrued interest on the Notes and (ii) all other obligations immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Debtors, and the same shall forthwith become, immediately due and payable.
          9. Definitions. The following terms shall have the following meanings in this Note:
“Bankruptcy Code” means title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.
“Business Day” means each day that is not a Legal Holiday.
“Chapter 11 Cases” means those certain proceedings for relief filed by the Debtors under Chapter 11 of the Bankruptcy Code and being jointly administered under Case No. 08-11153 in the United States Bankruptcy Court for the Southern District of New York.

“Existing Secured Claims” means any secured claims in existence as of the commencement of the Chapter 11 Cases.
“Final Borrowing Order” means an order substantially in the form of the Interim Order entered by the Bankruptcy Court in these Chapter 11 cases after a final hearing under Bankruptcy Rule 4001.
“Final Order” means an order, judgment or other decree of the Bankruptcy Court or any other court or judicial body with proper jurisdiction, as the case may be, which is in full force and effect and has not been reversed, stayed, modified or amended and as to which (i) any right to appeal or seek certiorari, review or rehearing has been waived or (ii) the time to appeal or seek certiorari, review or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending.
“Interim Order” means that certain Interim Order Pursuant to Bankruptcy Code Sections 105, 361, 362, 363, and 364 (i) Authorizing the Debtors to Use Cash Collateral, (ii) Granting Adequate Protection to Prepetition Secured Lenders, (iii) Authorizing Post-Petition Financing, and (iv) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001.
“Issue Date” means the issue date of this Note on April 3, 2008.
“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or required by law to close. If a payment date is a Legal Holiday, payment shall be made on the next succeeding date that is not a Legal Holiday, and interest shall accrue for the intervening period at the rate set forth in Section 1 hereof. If a regular record date is a Legal Holiday, the record shall not be affected.
“LIBOR” means a fluctuating rate of interest determined on a daily basis equal to the one-month rate of interest appearing on Telerate Page 3750 (or any successor page) as the 30-day London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London Time) on the second preceding Business Day. If for any reason such rate is not available, “LIBOR” means the fluctuating rate of interest calculated on a daily basis equal to the one-month rate of interest appearing on Reuters Screen LIBO Page as the 30-day London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) on the second preceding Business Day; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates; provided, however, if such rate is not available, “LIBOR” shall mean a fluctuating rate of interest based upon a comparable rate designated by the Holders as a substitute therefore. “Telerate Page 3750” means the British Bankers Association Libor Rates (determined as of 11:00 a.m. London time) that are published by Moneyline Telerate (or any successor thereto). As used in this definition, the term “Business Day” means a day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits in London, England).

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, liabilities (whether contractual, environmental or otherwise), properties, assets, condition (financial or otherwise) or prospects of the Debtors taken as a whole or (ii) the material impairment of the ability of any Debtor to perform the obligations of the Debtors under the Note.
“Motion” means the Debtors’ Motion (A) for Authorization Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), and 364(e) to (i) Use Cash Collateral, (ii) Grant Adequate Protection to Prepetition Secured Lenders, and (iii) Obtain Postpetition Financing, and (B) to Schedule a Final Hearing Pursuant to Bankruptcy Rule 4001.
“Note” means this $2,000,000 Super-Priority DIP Note by and between the Debtors and the Holders and issued on April 3, 2008.
“Person” an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
“Petition Date” means April 1, 2008, the date on which the Debtors filed their petitions for relief commencing these Chapter 11 Cases.
“Prepetition Indebtedness” means indebtedness of any Debtor outstanding on the Petition Date, including Indebtedness under the Prepetition Credit Agreements, the Senior Subordinated Notes and the 13% Junior Subordinated Note (as those terms are defined and/or referenced in the Motion).
“Required Holders” means Holders holding more than 50% of the principal amount of the Note.
          10. Successors and Assigns. This Note shall inure to the benefit of the Holders and their respective successors and assigns and shall bind the Holders, their respective successors and assigns, and any chapter 7 or chapter 11 trustee appointed after the Petition Date or elected for the estates of the Debtors or an examiner appointed pursuant to section 1104 of the Bankruptcy Code.
          11. Presentment and Demand. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Debtors.

          12. Amendment and Non-Waiver.
          (a) This Note may not be amended, modified, or waived except by an agreement in writing signed by the Debtors and the Required Holders; provided that consent of all Holders shall be required to reduce the principal amount, the interest rate, or extend any payment date.
          (b) To the extent permitted by law, no failure to exercise and no delay on the part of the Holders in exercising any power or right in connection with this Note or available at law or in equity, shall operate as a waiver thereof, and no single or partial exercise of any such rights or power, or any abandonment or discontinuance of steps to enforce such a right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.
          13. Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Note shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback, addressed as follows:
(a)	If to the Debtors:
Lexington Precision Corporation
Lexington Rubber Group, Inc.
800 Third Avenue, 15th Floor
New York, NY 10022
Attn: Warren Delano
Telecopy No.: 212-319-4695
with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Telecopy No.: 212-310-8000
Attn: Marcia L. Goldstein, Esq.
Christopher J. Marcus, Esq.
(b)	If to the Holders:
c/o Michael A. Lubin
Lexington Precision Corporation
800 Third Avenue, 15th Floor
New York, NY 10022
Telecopy No.: 212-319-4659

with a copy to:
O’Melveny & Myers LLP
7 Times Square
New York, NY 10036
Telecopy No.: 212-362-2061
Attn: Gerald C. Bender, Esq.
or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.
          14. Submission to Jurisdiction: Waiver of Jury Trial.
          (a) The Debtors and the Holders hereby irrevocably submit to the jurisdiction of the Bankruptcy Court, and they hereby irrevocably agree that any action concerning the Note shall be heard and determined in the Bankruptcy Court. The Debtors and the Holders hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of any such action in the Bankruptcy Court. The Debtors and the Holders hereby irrevocably agree that the summons and complaint or any other process in any such action may be served by mailing in accordance with the provisions set forth in Section 13 hereof.
          (b) EACH OF THE DEBTORS AND THE HOLDERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OBLIGATIONS UNDER THIS NOTE.
          15. Governing Law. This Note shall be governed by, construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed in such State and without giving effect to the conflict of laws principles thereof.
          16. Indemnification for Expenses. The Debtors agree to pay all reasonable out-of-pocket expenses of the Holders incurred in connection with the preparation, execution, delivery, enforcement and administration of this Note, the documents and instruments referred to herein and any amendments, waivers or consents relating hereto or thereto including, without limitation, the reasonable fees and expenses of O’Melveny & Myers LLP, counsel for the Holders. In addition, the Debtors agree to pay, and save Holders harmless from all liability for, any stamp or other documentary taxes which may be payable in connection with the execution or delivery of this Note by the Debtors.
          17. Indemnification of Holders. The Debtors hereby agree to protect, indemnify, pay and save harmless the Holders from and against any and all claims, demands, liabilities, damages, losses, costs, chargers and expenses (including reasonable fees, expenses and disbursements of outside counsel) that Holders may incur or be subject to as consequence, direct or indirect, of the issuance of this Note by the Debtors other than as a result of the gross negligence or willful misconduct of the Holders as determined by a final judgment of a court of competent jurisdiction.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Debtors have executed and delivered this Note as of the day and year and at the place first above written.

LEXINGTON PRECISION CORPORATION
By:	/s/ Warren Delano
	Name:	Warren Delano
	Title:	President

LEXINGTON RUBBER GROUP, INC.
By:	/s/ Warren Delano
	Name:	Warren Delano
	Title:	President